                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                      OAK TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                              OAK TECHNOLOGY, INC.
                         SUPPLEMENT TO PROXY STATEMENT

                            ------------------------

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 23, 1997

                            ------------------------

    This is a Supplement to the Proxy Statement, dated December 6, 1996, first mailed to the stockholders of Oak Technology, Inc. (the "Company"), on December 9, 1996. This Supplement contains additional information for your consideration of "Proposal 1--Election of Directors."

    The information contained herein supplements, and should be read in conjunction with, the information contained in the Proxy Statement, beginning on page 2, captioned "Proposal 1--Election of Directors."

    As stated in the Proxy Statement, the term of the Company's current Class II Directors will expire on the date of the 1996 Annual Meeting. Management's nominees for election by the stockholders as Class II Directors set forth in the Proxy Statement were Donald R. Bryson and Ta-Lin Hsu, the existing Class II Directors on the date of the Proxy Statement.

    On January 7, 1997, Mr. Bryson resigned as an officer and Director of the Company and declined to stand for election as a Director at the 1996 Annual Meeting. Mr. Bryson will continue as an employee of the Company for the next four months as director of special projects. The Board of Directors has accepted Mr. Bryson's resignation and, pursuant to the Company's Certificate of Incorporation and Bylaws, has reduced the size of the Company's Board of Directors to four (4).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DR. HSU AS A CLASS II DIRECTOR.

    Except as described above, there are no other changes to the discussion captioned "Proposal 1-- Election of Directors," contained on page 2 of the Proxy Statement.

    IN THE EVENT YOU HAVE SUBMITTED A PROXY AND DO NOT WISH TO CHANGE ANY VOTE SET FORTH THEREIN, YOU NEED NOT TAKE ANY FURTHER ACTION. ANY VOTES RECEIVED "FOR" THE ELECTION OF MR. BRYSON WILL SIMPLY BE DISREGARDED, SINCE HIS FORMER DIRECTOR POSITION HAS BEEN ELIMINATED.

    This Supplement to Proxy Statement is dated January 9, 1997 and is first being mailed to the Company's stockholders on or about January 9, 1997.

                              OAK TECHNOLOGY, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 23, 1997

                            ------------------------

To The Stockholders:

    Please take notice that the Annual Meeting of Stockholders of Oak Technology, Inc. (the "Company") will be held on January 23, 1997 at 9:00 a.m. at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

    1. To elect two Class II directors to hold office for a three-year term and until their successors are elected and qualified.

    2. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

    3.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on November 22, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of Oak Technology, Inc., located at 139 Kifer Court, Sunnyvale, California.

                                          By order of the Board of Directors
                                          Sidney S. Faulkner
                                          Vice President, Finance, Chief
                                          Financial Officer and Secretary

Sunnyvale, California
December 6, 1996

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                              OAK TECHNOLOGY, INC.
                                PROXY STATEMENT

                            ------------------------

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 23, 1997

                            ------------------------

    The accompanying proxy is solicited by the Board of Directors of Oak Technology, Inc., a Delaware corporation ("Oak" or the "Company"), for use at the Annual Meeting of Stockholders to be held on January 23, 1997 (the "1996 Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is December 6, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $4,000.

    Only stockholders of record as of the close of business on November 22, 1996 (the "Record Date") will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 40,377,563 shares of common stock of the Company, par $.001 per share (the "Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held as of the Record Date on each of the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    All valid proxies received and not subsequently revoked prior to or at the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the speci-fication so made. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals described herein. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

    An Annual Report for the fiscal year ended June 30, 1996 is enclosed with this Proxy Statement.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors currently consisting of one Class I Director (Timothy Tomlinson), two Class II Directors (Donald R. Bryson and Ta-Lin Hsu), and two Class III Directors (Richard B. Black and David D. Tsang), who will serve until the annual meetings of stockholders to be held with respect to fiscal years 1998, 1996 and 1997, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms expire on that annual meeting date. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

    The term of the current Class II Directors will expire on the date of the 1996 Annual Meeting. Management's nominees for election by the stockholders as Class II Directors are Donald R. Bryson and Ta-Lin Hsu, the current Class II Directors. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders held with respect to fiscal year 1999, and until their successors are elected and qualified. If either of such nominees declines to serve, proxies may be voted for such substitute nominee as the Company may designate.

    If a quorum is present and voting, the nominees for Class II Director receiving the highest number of votes will be elected as the Class II Directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present, but will not be counted as having voted in the election of the Class II Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. BRYSON AND DR. HSU.

                                   PROPOSAL 2
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                     INFORMATION ABOUT OAK TECHNOLOGY, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of November 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each Director and Director nominee of the Company, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below and (iv) all executive officers and Directors of the Company as a group.

                                                                                            SHARES OWNED(1)(2)
                                                                                     --------------------------------
                                                                                                        PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNERS                                                NUMBER OF SHARES       CLASS
-----------------------------------------------------------------------------------  -----------------  -------------
David D. Tsang (3).................................................................       4,515,138           11.2%
  c/o Oak Technology, Inc.
  139 Kifer Court
  Sunnyvale, CA 94086
Richard B. Black (4)...............................................................         197,689           *
  10655 N. Upper Meadow Road
  Moose, WY 83012
Abel S. Lo (5).....................................................................         599,650            1.5%
  c/o Oak Technology, Inc.
  139 Kifer Court
  Sunnyvale, California 94086
Ta-Lin Hsu (6).....................................................................          72,000           *
  c/o H&Q Asia Pacific
  International Trade Bldg., 32nd Fl., 333 Keelung Road
  Taipei, Taiwan 10548, Republic of China
Donald R. Bryson (7)...............................................................         690,921            1.7%
  c/o Oak Technology, Inc.
  139 Kifer Court
  Sunnyvale, California 94086
Kenji Fujimoto (8).................................................................          20,000           *
  c/o Oak Technology, Inc.
  139 Kifer Court
  Sunnyvale, California 94086
Ben T. Taniguchi (9)...............................................................          74,031           *
  c/o Oak Technology, Inc.
  139 Kifer Court
  Sunnyvale, California 94086
Timothy Tomlinson (10).............................................................          32,976           *
  c/o Tomlinson Zisko Morosoli & Maser LLP
  200 Page Mill Road, 2nd Floor
  Palo Alto, CA 94306
Executive officers and Directors as a group (10 persons) (11)......................       6,443,060           15.5%

------------------------

*  Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. All options previously granted by the Company under its 1988 Stock Option Plan ("1988 Option Plan") generally are immediately exercisable (except for certain options held by

    Directors which become exercisable in accordance with their respective vesting terms), but shares issued upon the exercise of such immediately exercisable options are subject to a repurchase option held by the Company that expires over time with respect to specified portions of the shares subject to the options. All options granted under the Company's 1994 Stock Option Plan ("1994 Option Plan") and the Company's 1994 Outside Directors' Stock Option Plan ("1994 Directors' Option Plan") become exercisable in accordance with their respective vesting terms.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Represents 3,012,610 shares held of record by Mr. Tsang, an aggregate of 1,120,000 shares held of record by four trusts for Mr. Tsang's children of which Mr. Tsang's brother and brother-in-law are trustees, 200,000 shares subject to an option held of record by Mr. Tsang that is exercisable within 60 days of November 15, 1996 and 182,528 shares subject to warrants held of record by Mr. Tsang that are exercisable within 60 days of November 15, 1996. Mr. Tsang is Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

(4) Includes 4,000 shares subject to options exercisable within 60 days of November 15, 1996. Mr. Black is a Director of the Company.

(5) Includes 130,000 shares subject to options exercisable within 60 days of November 15, 1996. Mr. Lo is a Vice President of the Company and General Manager of Oak Technology, Inc. Taiwan.

(6) Includes 4,000 shares subject to options exercisable within 60 days of November 15, 1996. Dr. Hsu is a Director of the Company.

(7) Includes 582,600 shares subject to options exercisable within 60 days of November 15, 1996. Mr. Bryson is Executive Vice President, Chief Operating Officer and a Director of the Company.

(8) Represents shares subject to options exercisable within 60 days of November 15, 1996. Mr. Fujimoto is a Vice President of the Company and General Manager of Oak Technology, K.K.

(9) Includes 73,000 shares subject to options exercisable within 60 days of November 15, 1996. Mr. Taniguchi is Vice President of Sales of the Company.

(10) Includes 11,334 shares subject to an option held of record by TZM Investment Fund ("TZM") that is exercisable within 60 days of November 15, 1996. Mr. Tomlinson is a Director of the Company and is a general partner of TZM.

(11) Includes 1,271,062 shares subject to options or warrants exercisable within 60 days of November 15, 1996.

MANAGEMENT

    DIRECTORS. This section sets forth the ages and backgrounds of the Company's current Directors, including the Class II nominees to be elected at this meeting.

                                                                                                           DIRECTOR
NAME                          AGE                        POSITIONS WITH THE COMPANY                          SINCE
-------------------------     ---     -----------------------------------------------------------------  -------------
Class I Directors whose term expires at the 1998 Annual Meeting of Stockholders:

Timothy Tomlinson........     46      Director                                                               1988

Directors nominated for election as Class II Directors at the 1996 Annual Meeting of Stockholders:

Donald R. Bryson.........     50      Executive Vice President and Chief Operating Officer; Director         1993

Ta-Lin Hsu...............     53      Director                                                               1991

Class III Directors whose term expires at the 1997 Annual Meeting of Stockholders:

Richard B. Black.........     63      Director                                                               1992

David D. Tsang...........     54      President, Chief Executive Officer and Chairman of the Board of        1987
                                        Directors

    Mr. Tomlinson has been a Director of the Company since June 1988. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a Director of Portola Packaging, Inc., a manufacturer of tamper evident closures and related equipment. Mr. Tomlinson holds a B.A. degree in economics, and an M.B.A. and a J.D. from Stanford University.

    Mr. Bryson has been Executive Vice President and Chief Operating Officer of the Company since July 1994 and a Director of the Company since September 1993. He served as Senior Vice President, Marketing, Sales and Engineering from August 1993, when he joined the Company, to July 1994. Prior to joining Oak, Mr. Bryson was President and a director of Xalt Designs, Inc., a software developer, from January 1991 to July 1993 and held various positions, most recently Senior Vice President of Research and Development and Engineering, with Headland Technology, Inc., a subsidiary of LSI Logic, from September 1985 to December 1990. Mr. Bryson has also held management positions at Apple Computer, Inc. and Intel Corporation. Mr. Bryson holds a B.S.E.E. degree in electrical engineering from the University of California, Berkeley.

    Dr. Hsu has been a Director of the Company since January 1991. He has been employed by H&Q Asia Pacific, the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as Chairman. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn and a Ph.D. in electrical engineering from the University of California, Berkeley.

    Mr. Black has been a Director of the Company since November 1992 and was also a Director from December 1989 to January 1991. He has been the Chairman of the Board of Directors of ECRM Incorporated, an electronic publishing equipment manufacturer, since 1983 and a General Partner of KBA Partners, L.P., an investment company, since 1987. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

    Mr. Tsang has been President and Chief Executive Officer of the Company since he founded the Company in July 1987 and a Director of the Company since October 1987. He has also served as Chairman of the Board of Directors of the Company since January 1991. Mr. Tsang has also held the positions of Chief Financial Officer from July 1987 to March 1993 and Secretary of the Company from July 1987 to December 1994. He also is a Director of Quality Semiconductor, Inc., a semiconductor manufacturer. Prior to joining Oak, Mr. Tsang was the founder and served in various positions including President, Chief Executive Officer and Chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec, a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S.E.E. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from the University of Santa Clara.

    MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended June 30, 1996, the Board of Directors held 10 meetings. Each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such Director served during fiscal 1996.

    The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

    The Audit Committee's function is to review, with the Company's independent auditors, management and the Board of Directors, the Company's financial reporting policies and practices and internal financial controls. The Audit Committee reviews all matters relating to the independent auditors' relationship with the Company, including the scope of the annual audit and implementation of audit procedures, and assists the Board of Directors in evaluating the performance of the auditors. The Audit Committee also makes recommendations with respect to the retention of the independent auditors to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Richard B. Black and Timothy Tomlinson. The Audit Committee held three meetings during the fiscal year ended June 30, 1996.

    The Compensation Committee's primary function is to review the compensation levels of the senior officers and Directors of the Company and the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company. From July 1995 to February 1996, the Compensation Committee was composed of Richard B. Black, Ta-Lin Hsu, and Timothy Tomlinson. For the remainder of fiscal 1996, the Compensation Committee was composed of Richard B. Black and Ta-Lin Hsu. The Compensation Committee met 16 times during the fiscal year ended June 30, 1996.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information for the fiscal years ended June 30, 1996, June 30, 1995 and June 30, 1994 concerning the compensation of (i) the Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company whose total annual salary and incentive compensation for fiscal year 1996 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                         ANNUAL COMPENSATION              AWARDS
                                                                -------------------------------------   SECURITIES
                                                                                        OTHER ANNUAL    UNDERLYING
            NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS     COMPENSATION      OPTIONS
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------
David D. Tsang (1)                                        1996  $  200,000      --           --             --
President and Chief Executive                             1995  $  198,333  $  100,000       --             --
Officer                                                   1994  $  180,000      --           --             --

Donald R. Bryson (1)                                      1996  $  175,000      --           --             --
Executive Vice President and                              1995  $  172,917  $   87,500       --             --
Chief Operating Officer                                   1994  $  131,250      --           --            700,000

Kenji Fujimoto (1)                                        1996  $  209,931      --           --             --
Vice President; General Manager,                          1995  $  216,554      --           --             20,000
Oak Technology, K.K.                                      1994  $  203,605      --           --             --

Abel S. Lo (1)                                            1996  $  158,644      --       $  32,685(3)       --
Vice President; General Manager,                          1995  $  145,978  $   10,055   $  20,746(3)       --
Oak Technology, Inc., Taiwan                              1994  $  120,065      --       $  15,966          40,000

Ben T. Taniguchi (2)                                      1996  $  120,000  $   30,000       --             --
Vice President, Sales                                     1995  $   62,813      --           --            100,000
                                                          1994      --          --           --             --

------------------------

(1) Mr. Tsang's current salary rate is $200,000 per annum and he is eligible in fiscal 1997 for a target bonus of 60% of his salary up to a maximum bonus of 90% of his salary. The current salary rates for Messrs. Bryson, Fujimoto and Lo are $175,000, $209,931, and $158,644 per annum, respectively, and each is eligible in fiscal 1997 for a target bonus of 40% of their respective salaries up to a maximum bonus in each case of 60% of their respective salaries. The award of any bonus is subject to the discretion of the Compensation Committee of the Board of Directors and if awarded, will be based on increasing percentages of each individual's respective salary for the Company's achievement of increasing specified levels of net revenues, income before income taxes and return on managed assets. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company.

(2) Mr. Taniguchi is eligible in fiscal 1997 to receive bonuses under the Company's Employee Incentive Plan. Full-time employees of the Company who are not already participating in another Company bonus program and were employed by the Company for an entire incentive period (January 1 through June 30 or July 1 through December 31) are eligible to participate in the Employee Incentive Plan. The Compensation Committee of the Board awards incentive bonuses in its sole discretion after recommendations are received from the Company's Chief Financial Officer. One half of each bonus is paid at the time of the award and the remaining amounts are paid in one-sixth increments each month for six months thereafter as long as the recipient remains employed by the Company.

(3) Includes a living allowance of $14,222 in fiscal 1996 and a living allowance of $15,475 in fiscal 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1996 to the persons named in the Summary Compensation Table:

                               INDIVIDUAL GRANTS IN FISCAL 1996                                   POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                          NUMBER OF    PERCENTAGE OF                             ANNUAL RATES OF STOCK
                                         SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                         UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM
                                           OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION   ----------------------
NAME                                     GRANTED(1)     FISCAL 1996       SHARE        DATE          5%         10%
---------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
David D. Tsang.........................      --             --             --           --           --          --
Donald R. Bryson.......................      --             --             --           --           --          --
Kenji Fujimoto.........................      --             --             --           --           --          --
Abel S. Lo.............................      --             --             --           --           --          --
Ben T. Taniguchi.......................      --             --             --           --           --          --

------------------------

(1) All options granted under the Company's 1994 Option Plan and the Company's 1994 Outside Directors' Option Plan become exercisable in accordance with their respective vesting terms. Generally, the right to exercise an option under the Company's 1994 Option Plan vests as to 24% of the shares subject to the option on the first anniversary of the date of grant and as to 2% of the shares each month thereafter. The 1994 Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and nonstatutory stock options. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock of the Company on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporations must be at least 110% of the fair market value of the Common Stock of the Company on the date of grant and the term of such options cannot exceed five years.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1996 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1996. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of June 30, 1996. The Company has not issued any stock appreciation rights.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                 SHARES                   OPTIONS AT FISCAL YEAR-END     FISCAL YEAR-END(1)(2)
                               ACQUIRED ON     VALUE      --------------------------  ---------------------------
NAME                            EXERCISE    REALIZED(3)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  ------------  -----------  -------------  ------------  -------------
David D. Tsang...............      --            --          200,000        --        $  1,875,000       --
Kenji Fujimoto...............     160,000   $  4,062,875       8,177         11,823   $     54,173   $    78,327
Donald R. Bryson.............     117,400   $  2,596,398     358,615        223,985   $  3,146,847   $ 1,965,468
Abel S. Lo...................      --            --          113,200         16,800   $  1,003,860   $   143,640
Ben T. Taniguchi.............      27,000   $    589,750       7,000         66,000   $     30,625   $   288,750

------------------------

(1) All of the options listed in this table are immediately exercisable, but unvested shares are subject to a repurchase option held by the Company. This table therefore reflects the unvested options for each individual as being unexercisable.

(2) Calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 1996 (based on the closing price of $9.375 for the Company's Common Stock on the Nasdaq National Stock Market on June 28, 1996) and the exercise price of the options.

(3) Calculated by determining the difference between the fair market value of the securities underlying the option on the date of exercise and the exercise price of the options.

COMPENSATION OF DIRECTORS

    Each non-employee Director receives a retainer of $2,000 per fiscal quarter. In addition, all non-employee Directors of the Company are generally compensated at the rate of $2,000 per fiscal quarter for their services and up to an additional $2,000 per fiscal quarter if they serve as a Chairman of a committee of the Board of Directors or up to an additional $1,000 per fiscal quarter if they serve as a member (other than Chairman) of a committee of the Board of Directors. On May 18, 1992, Messrs. Hsu, King and Wen-Chang Ko, a former Director of the Company, and TZM Investment Fund, of which Mr. Tomlinson is a general partner, were each granted nonqualified stock options to purchase 50,000 shares of Common Stock with an exercise price of $0.425 per share. In addition, on May 18, 1992, Mr. Tsang was granted an incentive stock option to purchase 200,000 shares of Common Stock with an exercise price of $0.468 per share. On November 11, 1992, Mr. Black was granted a nonqualified stock option to purchase 50,000 shares of Common Stock with an exercise price of $0.425 per share. Each of the above-mentioned options vested as to 24% of the shares on the one-year anniversary of the date of grant and vests as to 2% of the shares each month thereafter. On September 7, 1993, Mr. Bryson was granted an incentive stock option to purchase 639,998 shares of Common Stock and a nonqualified stock option to purchase 60,002 shares of Common Stock. Mr. Bryson's incentive stock option vested with respect to 166,666 shares on the first anniversary of the date of grant, vests with respect to 13,888.8 shares each month starting January 16, 1995 and ending December 16, 1996 and vests with respect to 14,000 shares each month thereafter as long as the optionee continues to render services. Mr. Bryson's nonqualified stock option vested with respect to 14,333.5 shares each month from September 16, 1994 through December 16, 1994, with respect to 112 shares each month from January 16, 1995 through November 16, 1996 and vests with respect to 92 shares on December 16, 1996 as long as the optionee continues to render services.

    In December 1994, the Board adopted, and in January 1995 the Company's stockholders approved, the 1994 Directors' Option Plan, which provides for the automatic grant of options to purchase shares of Common Stock to non-employee Directors of the Company. The 1994 Directors' Option Plan is administered by the Board.

    The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1994 Directors' Option Plan is 500,000. The maximum number of shares of Common Stock that may be issued to any one non-employee Director under the 1994 Directors' Option Plan is 80,000. Pursuant to the terms of the 1994 Directors' Option Plan, each non-employee Director who on or after December 13, 1994 becomes a member of the Board will automatically be granted an option for 20,000 shares of Common Stock on the date the non-employee Director first joins the Board (the "Initial Grant"). Each year following the date on which the Board adopted the 1994 Directors' Option Plan, on the date of the Company's Annual Meeting of Stockholders, each non-employee Director will automatically be granted an additional option for 6,000 shares of Common Stock (a "Succeeding Grant"). Each Initial Grant and each Succeeding Grant will vest as to 24% of the shares on the one-year anniversary of the date of grant and as to 2% of the shares per month thereafter, so long as the non-employee Director remains a member of the Board. Notwithstanding anything to the contrary, in the event a non-employee Director has not yet vested as to 24% of an Initial Grant or a Succeeding Grant and such non-employee Director is not re-elected at the Company's Annual Stockholders' Meeting immediately following such grant, 24% of such grant will accelerate and become immediately exercisable.

    In the event of a change in control of the Company, including a merger, liquidation or sale of substantially all of the Company's assets, options granted under the 1994 Directors' Option Plan will accelerate and become fully exercisable. If a non-employee Director ceases to be a member of the Board for any reason other than death or disability, any option granted to such non-employee Director under the 1994 Directors' Option Plan will be exercisable, to the extent such option was exercisable on the date the non-employee Director left the Board, for three months following such termination, at which time the option will terminate. In the event of the non-employee Director's death or disability, such option will terminate on the earlier of its expiration date or twelve months.

    No option granted under the 1994 Directors' Option Plan may be exercised after the expiration of ten years from the date of grant. The exercise price of options under the 1994 Directors' Option Plan must be equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1994 Directors' Option Plan are generally nontransferable. The 1994 Directors' Option Plan will terminate in December 2004, unless sooner terminated by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee during fiscal 1996 was comprised of independent, non-employee Directors of the Company, Richard B. Black, Ta-Lin Hsu and Timothy Tomlinson (until Mr. Tomlinson's resignation from such Committee in February
1996). For a description of transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

    No executive officer of the Company served on the Compensation Committee of another entity or on any other Committee of the Board of Directors of another entity performing similar functions, during the last fiscal year.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Under the Company's 1988 Option Plan, if the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation, options granted under the 1988 Option Plan will terminate unless the agreement relating to such corporate transaction provides otherwise.

    Under the 1994 Option Plan, in the event of a "change of control," as defined in the Plan, the surviving, continuing, successor, purchasing corporation or parent corporation thereof (the "Acquiring Corporation,") shall either assume the Company's rights and obligations under outstanding options or substitute options for the Acquiring Corporation's stock for such outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation in connection with the change of control nor exercised as of the date of the change of control shall terminate and cease to be outstanding effective as of the date of the change of control.

    Under the 1994 Directors' Option Plan, in the event of a "change of control," the vesting of all Options granted pursuant to the 1994 Directors' Option Plan shall accelerate and the Options shall become immediately exercisable in full prior to the consummation of such Change of Control at such times and on such conditions as the Board shall determine. Furthermore, the Board, in its sole discretion, may arrange with the Acquiring Corporation for it to assume the Company's rights and obligations under outstanding Options (which, for such purposes shall include Options that become immediately exercisable and vested as provided above) not exercised by the Participant prior to the consummation of the Change of Control or substitute options for the Acquiring Corporation's stock for such outstanding Options. Any options which are neither assumed or substituted for by the Acquiring Corporation in connection with the change of control nor exercised prior to the consummation of the change of control shall terminate and cease to be outstanding effective as of the date of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1993, the Company sold an aggregate of 500 Series E Preferred Stock Units at a purchase price of $1,000 per unit to WK Technology Fund and WK Technology Fund II, both of which Wen Chang Ko, a former Director of the Company, is Chairman. Each unit consisted of one share of Series E Preferred Stock and one warrant to purchase shares of Series D Preferred Stock convertible into 333.34 shares of Common Stock at an exercise price per common equivalent share of $1.50. The 500 shares of Series E Preferred Stock were subsequently redeemed for 184,095 Series F Preferred Stock Units. Each unit consisted of one share of Series F Preferred Stock and one warrant to purchase 0.25 shares of Series F Preferred Stock at an exercise price per common equivalent share of $1.50.

    In February 1993, the Company sold 1,495 Secured Promissory Note Units to a group of private investors and venture capital funds at a purchase price of $1,000 per unit. Each unit consisted of one secured promissory note with a face value of $1,000 bearing an interest rate of 11% per annum and one warrant to purchase shares of Series D Preferred Stock convertible into 333.34 shares of Common Stock at an exercise price per common equivalent shares of $1.50. Of such units, 250 and 750 were sold to Richard Black, a director of the Company, and David D. Tsang, President, Chief Executive Officer and Chairman of the Board of Directors of the Company. All of the secured promissory notes associated with the units together with accrued interest thereon were either canceled and exchanged for Series F Preferred Stock Units or were repaid in full in January 1994. The secured promissory notes issued to Messrs. Black and Tsang and the accrued interest thereof were canceled and exchanged for 83,333 and 250,000 Series F Preferred Stock Units, respectively. Each share of Series F Preferred Stock converted automatically into two shares of Common Stock in February 1995.

    In April 1993, KBA Partners, L.P., of which Mr. Black is a general partner of the general partner, was issued a warrant to purchase shares of Series D Preferred Stock convertible into 180,000 shares of

Common Stock at an exercise price per common equivalent share of $1.50 in consideration for past services rendered to the Company by Mr. Black.

    In July 1993, the Company sold 1,500 Secured Promissory Note Units to four private investors at a purchase price of $1,000 per unit. Each unit consisted of one secured promissory note with a face value of $1,000 bearing an interest rate of 11% per annum and one warrant to purchase shares of Series D Preferred Stock convertible into 233.34 shares of Common Stock at an exercise price per common equivalent share of $1.50. Of such units, 500 and 68 were sold to Messrs. Black and Tsang, respectively. All of the secured promissory notes associated with the units were repaid in full together with accrued interest thereon in October 1993.

    In October 1993 and January 1994, the Company sold an aggregate of 1,461,093 Series F Preferred Stock units (including the 184,095 Series F Preferred Stock Units mentioned above) at a purchase price of $3.00 per unit. Each unit consisted of one share of Series F Preferred Stock and one warrant to purchase
0.25 shares of Series F Preferred Stock at an exercise price of $3.00 per share. Of such units, 83,333, 50,000, 83,333, 250,000, 117,821, 66,274 and 10,000 units were sold to Mr. Black, Donald R. Bryson, Executive Vice President, Chief Operating Officer and a Director of the Company, Abel S. Lo, General Manager, Oak Technology, Inc., Taiwan, Mr. Tsang, WK Technology Fund, WK Technology Fund II and TZM Investment Fund, of which Mr. Tomlinson is a general partner, respectively. The Company sold the shares of Series F Preferred Stock pursuant to a preferred stock purchase agreement and a registration rights agreement under which, among other things, the Company made standard representations, warranties and covenants, and which provided the purchasers with registration rights and information rights.

    Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP ("TZMM"), a law firm that provides legal services to the Company. The Company paid to TZMM approximately $81,000, $247,000 and $390,000 in fiscal 1994, 1995 and 1996, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all executive officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 1996.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is comprised of two independent, non-employee directors of the Company, none of whom are former employees of the Company. From July 1995 to February 1996, the Compensation Committee was comprised of Richard B. Black, Ta-Lin Hsu and Timothy Tomlinson. For the remainder of fiscal 1996 the Compensation Committee was comprised of Richard B. Black and Ta-Lin Hsu. The Compensation Committee's primary function is to review the compensation policy of the Company in general and to make recommendations concerning salary and incentive compensation for, and to grant stock options to, officers and employees of the Company.

    The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officer or any of the four other most highly compensated executive officers, unless such compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the 1994 Option Plan currently meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

    The compensation program and policies of the Company are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. The Company's compensation program utilizes salary, incentive bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to recognize the value achieved by the executive team for the Company's stockholders.

    SALARY. During the fiscal year, the Committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers. In making individual base salary decisions, the Committee reviews each officer's duties, the quality of his or her performance, market compensation practices, and the contribution the officer has made to the Company's overall performance. The Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments.

    INCENTIVE COMPENSATION. The Company has implemented an executive bonus plan which is based upon performance against targets established for sales, pre-tax profit, and return on managed assets, and other criteria as determined by the Committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in the specified categories. If the Company meets the targeted levels, each participant in the bonus plan may earn a bonus from 40% to 60% of such executive officer's base salary. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus which can be earned in any year by an executive under the plan is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by the Company. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the Compensation Committee of the Board of Directors.

    STOCK OPTIONS. The Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders. The Committee generally grants stock options at the commencement of an executive officer's employment and, depending upon that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the Committee takes into consideration prior grants to such executive, the number of years such officer has been employed by the Company, the possibility of future promotions, grants made in the semiconductor industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant in order to attract the executive to accept employment with the Company.

    CEO COMPENSATION. The Committee independently determines the base salary for the Chief Executive Officer based on the assessment of the Company's performance against its present goals, the Company's performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers. Based upon such assessment, the Chief Executive Officer's base salary was $200,000 for fiscal 1996. The Chief Executive Officer earned, but declined to accept, a cash bonus under the Company's executive bonus plan for fiscal 1996.

                                          Compensation Committee
                                          Richard B. Black
                                          Ta-Lin Hsu

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Semiconductor Sector Index and the Nasdaq Stock Market Index-U.S. for the period commencing on February 13, 1995 and ending on June 28, 1996.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM FEBRUARY 13, 1995(1) THROUGH JUNE 28,
                                   1996(2)(3)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                OAK TECHNOLOGY INC.   H&Q SEMICONDUCTOR SECTOR INDEX    NASDAQ STOCK MARKET U.S.
February 1995                   100                               100                         100
June 1995                       263                               150                         118
June 1996                       134                               111                         150

(1) The Company's initial public offering became effective on February 13, 1995 and trading commenced on February 14, 1995. For purposes of this presentation, the Company has assumed that its initial offering price of $14.00 would have been the closing sales price on February 13, 1995, the day prior to commencement of trading. The Company effected a 2-for-1 split of its Common Stock on March 28, 1996.

(2) June 28, 1996 was the last day of trading for the Company's fiscal year ended June 30, 1996.

(3) Assumes that $100.00 was invested on February 13, 1995 in the Company's Common Stock at the Company's initial offering price of $14.00 ($7.00 on a post-split basis) and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1997 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company at its offices at 139 Kifer Court, Sunnyvale, California 94086, no later than July 6, 1997, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting. Pursuant to the Company's Bylaws, stockholders are hereby given notice that the Company currently anticipates that the 1997 Annual Meeting of Stockholders will be held on or about November 4, 1997.

                                          By Order of the Board of Directors

                                          Sidney S. Faulkner
                                          Secretary

December 6, 1996

    UPON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 139 KIFER COURT, SUNNYVALE, CALIFORNIA 94086, ATTENTION: INVESTOR RELATIONS. THE REQUEST MUST INCLUDE A REPRESENTATION BY THE STOCKHOLDER THAT AS OF NOVEMBER 22, 1996, THE STOCKHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

                               DETACH HERE


                         OAK TECHNOLOGY, INC
                    ANNUAL MEETING OF STOCKHOLDERS
P              TO BE HELD ON THURSDAY, JANUARY 23, 1997
R      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O                           OF THE COMPANY
X
Y        The undersigned hereby appoints David D. Tsang and Sidney S.
   Faulkner, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 1996 Annual Meeting of the Company, to be held at The Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California on Thursday, January 23, 1997 at 9:00 a.m. local time, and at any adjournments or postponements thereof
   (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and
   (2) in their discretion upon such other matters as may properly come before the meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


                                                      SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE

                                              DETACH HERE
       Please mark
/ X /  votes as in
       this example.

   THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

                                                                                                          FOR    AGAINST   ABSTAIN
1.  To elect two (2) Class II directors to hold office for a            2. To ratify the appointment of   /  /    /  /      /  /
    three-year term and until their successors are elected and             KPMG Peat Marwick LLP as
    qualified.                                                             the independent auditors of
Nominees:  Donald R. Bryson and Ta-Lin Hsu                                 the Company for the fiscal
                    FOR          WITHHELD                                  year ending June 30, 1997.
                    /  /           /  /

/ /____________________________________________________
    For all nominees except as noted above
                                                                               MARK HERE                MARK HERE
                                                                              FOR ADDRESS  / /         IF YOU PLAN  / /
                                                                               CHANGE AND               TO ATTEND
                                                                              NOTE AT LEFT             THE MEETING

                                                                         Sign exactly as your name(s) appears on your stock
                                                                         certificate. If shares of stock stand of record in the
                                                                         names of two or more persons or in the name of husband
                                                                         and wife, whether as joint tenants or otherwise, both or
                                                                         all of such persons should sign the above Proxy. If
                                                                         shares of stock are held of record by a corporation, the
                                                                         Proxy should be executed by the President or Vice
                                                                         President and the Secretary or Assistant Secretary, and
                                                                         the corporate seal should be affixed thereto. Executors
                                                                         or administrators or other fiduciaries who execute the
                                                                         above Proxy for a deceased stockholder should give their
                                                                         full title. Please date the Proxy.


Signature:__________________________________  Date____________           Signature:_____________________________  Date____________
